Exhibit 10.12

            , 2018

PRIVATE AND CONFIDENTIAL

Campbell Jones

C/o Unimin Coorporation

Dear Campbell,

As you are aware, Unimin Corporation (the “Company”) is preparing for a merger with Fairmount Santrol (“the merger”).

If the merger is completed, it is planned for you to become an employee of the merged entity. In this circumstance your existing agreement with the Company, where you will be repatriated to a Sibelco entity in Australia at a point in the future, will cease. In lieu of this arrangement, we provide this agreement. This agreement will be binding on Unimin Corporation or any successor.

In consideration of your agreement to remain fully committed to the performance of your job responsibilities, the Company agrees that if at any time:

a)	(i) between the date of this letter agreement and sixty (60) months after the Transaction Closing Date, the Company terminates your employment for other than “Cause”, or

(ii) between twenty-five (25) and sixty (60) months after the Transaction Closing Date (“Transaction Period”) you resign your employment with the Company for “Any Reason”, and

(b) you sign and do not revoke a standard release of claims with the Company in a form substantially similar to that attached hereto as Exhibit A (“Release”), you shall receive the following severance benefits from the Company:

1. A lump-sum severance payment (less applicable tax withholding) equal to twenty four (24) months of your “Total Base Package” in effect either as of the date of this letter, or as of termination of your employment, whichever is greater;

2. Six (6) months of continued health benefits program coverages (medical, dental and vision), at Company expense, for you and your then eligible and participating dependents in and under the Company’s then existing health benefits program(s), either through the Company’s then existing group health care program(s), or by Company’s purchase of substantially similar benefits coverage(s) from nationally recognized health care provider(s) for you and your then current dependents. For purposes of this Agreement “substantially similar benefits coverage(s)” shall mean coverages not less inclusive than those provided by the Company to its other regular, full-time similarly situated employees during the twelve (12) month period immediately preceding your termination other than for Cause, or resignation for Good Reason during the Transaction Period. For the avoidance of doubt, an additional twelve (12) months of continuation coverage at your expense (or such other longer period as may be required under COBRA) shall be available to you and/or your eligible dependents after expiration of the six (6) months of Company paid continued health coverage described in this paragraph.

3. A pro-rata portion of 100% maximum bonus compensation that could have been awarded to the Employee under the Short Term Incentive Plan for work performed during the year in which termination for other than Cause or resignation for any reason occurs.

4. Reimbursement of the actual cost of specialist support to complete any necessary taxation returns in Australia and the United States of America for a period of two (2) full years after your date of terminations. A cash sum paid to you on termination may be agreed by both parties in lieu of this benefit.

5. Reimbursement of the actual cost of relocating, and insuring in transit, your personal effects from the United States of America to Australia. A cash sum paid to you on termination may be agreed by both parties in lieu of this benefit.

6. Reimbursement of the actual cost of two business class flights to relocate yourself and your wife to Australia.

The Company shall use its reasonable best efforts to provide you with advance notice of any planned involuntary termination other than for Cause. Any termination by the Company for Cause or by you voluntarily or for Good Reason shall be communicated by a written notice of termination to the other party. Such notice shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination, and shall specify the termination date.

“Cause” means: (i) a material, intentional refusal or willful failure to perform your stated duties, or to carry out the reasonable instructions of the Chief Executive Officer or the Board or their designees, and your failure to cure such refusal or failure to perform within ten (10) business days following written notice of such failure to you from the Chief Executive Officer; (ii) your commission of a material act of fraud, embezzlement or dishonesty against the Company; (iii) your conviction of, guilty plea or nolo contendere plea to a felony (other than motor vehicle offenses the effect of which does not impair the performance of your employment duties); (iv) your gross misconduct in connection with the performance of your duties; (v) your knowing and willful improper disclosure of confidential information or violation of material Company policy or the Company’s Code of Sustainable Conduct; (vi) breach of your fiduciary duty to the Company; (vii) your willful failure to cooperate in any investigation or formal proceeding or investigation by a governmental authority, or (viii) your being found liable in a Securities and Exchange Commission enforcement action related to any Transaction.

“Transaction” means shareholder approval of any merger or statutory plan of exchange involving the Company. “Transaction Closing Date” means the date on which a Transaction is closed.

“Any Reason” includes, but is not limited to, failure by any party to secure a necessary United States Visa or work permit for either Mr. Campbell Jones or his partner, or Jones’ desire to return to Australia.

“Total Base Package” means the sum of base salary plus the agreed superannuation sum payable in respect of the base salary. As at 21 February 2018 the Total Base Package of Mr. Campbell Jones was USD 790,465.00

Any successor (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise), shall assume the Company’s obligations under this letter agreement and agree to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this letter agreement, the term “Company” shall include any successor to the Company’s business and/or assets which (a) executes and delivers an assignment and assumption agreement or (b) which becomes bound by the terms of this Agreement by operation of law. The terms of this Agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

If you have any other agreement with the Company which provides for severance payment(s) and/or continued health benefits program coverage(s) under the same circumstances as benefits would be provided under this Agreement, you shall be entitled to receive the greater of each of the benefits listed under this letter agreement or under such other agreement, but not both. Except as provided in the preceding sentence, this letter agreement is not intended to and shall not affect, limit or terminate any plans, programs, or arrangements of the Company that are available you.

This letter agreement shall become effective on the date of this letter agreement and shall continue in effect until the earlier of (a) the termination of your employment with the Company for any reason other than termination occurring between the date of this letter agreement and sixty (60) months after a Transaction Closing Date, (b) sixty (60) months after the Transaction Closing Date, so long as all payments due under this letter agreement have been made.

THIS SPACE INTENTIONALLY BLANK

SIGNATURE PAGE FOLLOWS

Please indicate your acceptance of the terms of this letter agreement by signing where indicated below.

UNIMIN CORPORATION

By:
Jennifer Fox
VP of Human Resources

SCR SIBELCO NV

By:
Philip Dibley
Chief Human Resources Officer

Agreed and Accepted:

Date:
(Employee Signature)

4